CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 31, 1995, relating to the financial statements and per share data and ratios of The American Funds Tax-Exempt Series I, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "General Information" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.
PRICE WATERHOUSE LLP
Los Angeles, California
November 1, 1995